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                                                                     EXHIBIT 99
                              POPE & TALBOT, INC.
                                      NEWS

RELEASE 94-7                                               Contact:  C. Lamadrid


For Release at 8:00 a.m. PDT - Wednesday, June 15, 1994

POPE & TALBOT PROJECTS LOWER SECOND QUARTER EARNINGS

         PORTLAND, OR -- Pope & Talbot, Inc., today reported that Wall Street analysts' earnings estimates for the second quarter of 1994 were too high. Peter T. Pope, Chairman, President and Chief Executive Officer, stated that, "Recent earnings estimates from analysts have been $.40 per share and higher, but it now looks like the second quarter number will be in the range of $.20 per share".

         While the shortfall is spread across all of the Company's product lines, consumer products and market pulp are the principal areas falling below expectations. Disposable diaper shipments have been hurt by loss of a major account which was merged into a company being supplied by another diaper manufacturer. Lower prices in diapers are a result of price competition led by the two largest manufacturers. Conditions remain very competitive in the consumer private label tissue market.

         International pulp markets have strengthened dramatically in 1994. Following completion of a major capital program at the Company's Halsey, Oregon pulp mill, this market strength is allowing the mill to operate near capacity during the second quarter, which is helping operating results. However, fixed-price contracts through September of this year mean that recent strength in pulp prices will be delayed for the about 75 percent of total pulp sales.
On balance, pulp results will be better than in 1994's first quarter, but below expectations.

         Lumber markets have recovered from weaker levels early in the second quarter, but profits from lumber will be significantly below those reported for 1994's record first quarter.

         Mr. Pope continued, "It is unusually difficult to make earnings projections for this year's second half." There will be higher wood costs in Canada because of a surcharge being imposed by the British Columbia Provincial Government. There can be only modest improvement in financial results from pulp until later this year, when pulp prices can increase from current contract levels. The consumer products area will remain competitive, although better results are hoped for as the year progresses.

         Mr. Pope concluded, "We view the problems in pulp as temporary in a strengthening world market for pulp, and expect to see improvement in consumer products later this year; however, at this point we see earnings for 1994 only approximating last year's $1.67 per share."

         Pope & Talbot, Inc. is a publicly held, Portland, Oregon-based paper, pulp and wood products company traded on the NYSE. Pope & Talbot was founded in 1849 and has operations throughout the United States and in Canada.


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